                                                                   Exhibit (g.3)

                             DELEGATION AGREEMENT



     AGREEMENT, dated as of April 25, 2000 by and between INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the "Delegate"), and iShares TRUST, a business trust established under the laws of the State of Delaware (the "Fund").

     WHEREAS, pursuant to the provisions of Rule 17f-5(b) under the Investment Company Act of 1940, and subject to the terms and conditions set forth herein, the Board of Trustees of the Fund desires to delegate to the Delegate, and the Delegate hereby agrees to accept and assume, certain responsibilities described herein concerning Assets held outside of the United States, including those assigned to the Foreign Custody Manager as set forth in paragraphs (c)(1),
(c)(2) and (c)(3) of Rule 17f-5.

     NOW THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto agree as follows:

1.   Definitions
     -----------

     Capitalized terms in this Agreement have the following meanings:

     a.   Assets
          ------

          Assets means any of Fund's investments (including foreign currencies) for which the primary market is outside the United States, and such cash and cash equivalents as are reasonably necessary to effect Fund's transactions in such investments.

     b.   Authorized Representative
          -------------------------

          Authorized Representative means any one of the persons who are empowered, on behalf of the parties to this Agreement, to receive notices from the other party and to send notices to the other party.

     c.   Board
          -----

          Board means the Board of Trustees (or the body authorized to exercise authority similar to that of the board of directors of a corporation) of Fund.

     d.   Country Risk
          ------------

          Country Risk means all factors reasonably related to the systemic risk of holding assets in a particular country including, but not limited to, such country's financial infrastructure (including any Securities Depositories operating in such country);

prevailing custody and settlement practices; and laws applicable to the safekeeping and recovery of Assets held in custody.

     e.   Eligible Foreign Custodian
          --------------------------

          Eligible Foreign Custodian has the meaning set forth in Rule 17f-5(a)(1) and shall also include foreign branches of U.S. Banks (as the term "U.S. Bank" is defined in Rule 17f-5).

     f.   Foreign Custody Manager
          -----------------------

          Foreign Custody Manager has the meaning set forth in Rule 17f-5(a)(2).

     g.   Monitor
          -------

          Monitor means to re-assess or re-evaluate, at reasonable intervals, a decision or determination previously made.

     h.   Securities Depository
          ---------------------

          Securities Depository has the meaning set forth in Rule 17f-5(a)(6).

2.   Representations
     ---------------

     a.   Delegate's Representations
          --------------------------

          Delegate represents that it is a trust company chartered under the laws of the Commonwealth of Massachusetts and a U.S. Bank (as such term is defined in Rule 17f-5). Delegate further represents that the persons executing this Agreement and any amendment or appendix hereto on its behalf are duly authorized to so bind the Delegate with respect to the subject matter of this Agreement.

     b.   Fund's Representations
          ----------------------

          Fund represents that the Board has determined that it is reasonable to rely on Delegate to perform the responsibilities delegated by this Agreement. Fund further represents that the persons executing this Agreement and any amendment or appendix hereto on its behalf are duly authorized to so bind the Fund with respect to the subject matter of this Agreement.

3.   Jurisdictions Covered
     ---------------------

     a.   Initial Jurisdictions
          ---------------------

          The authority delegated by this Agreement applies only with respect to Assets held in the jurisdictions listed in Appendix A.
                                           ----------

     b.   Added Jurisdictions
          -------------------

          Jurisdictions may be added to Appendix A by written agreement in the
                                        ----------
form of Appendix B. Delegate's responsibility and authority with respect to any
        ----------
jurisdiction so added will commence at the later of (i) the time that Delegate's Authorized Representative and the Fund's Authorized Representative have both executed a copy of Appendix B listing such jurisdiction, or (ii) the time that
                   ----------
Delegate's Authorized Representative receives a copy of such fully executed Appendix B.
----------

     c.   Withdrawn Jurisdictions
          -----------------------

          Board may withdraw its delegation with respect to any jurisdiction upon written notice to Delegate. Delegate may withdraw its acceptance of delegated authority with respect to any jurisdiction upon written notice to Board. Ten days (or such longer period as to which the parties agree) after receipt of any such notice by the Authorized Representative of the party other than the party giving notice, Delegate shall have no further responsibility or authority under this Agreement with respect to the jurisdiction or jurisdictions is to which authority is withdrawn.

4.   Delegation of Authority to Act as Foreign Custody Manager
     ---------------------------------------------------------

     a.   Selection of Eligible Foreign Custodians
          ----------------------------------------

          Subject to the provisions of this Agreement and the requirements of Rule 17f-5 (and any other applicable law), Delegate is authorized and directed to place and maintain Assets in the care of any Eligible Foreign Custodian or Custodians selected by Delegate in each jurisdiction to which this Agreement applies, except that Delegate does not accept such authorization and direction with regard to Securities Depositories.

     b.   Contracts With Eligible Foreign Custodians
          ------------------------------------------

          Subject to the provisions of this Agreement and the requirements of Rule 17f-5 (and any other applicable law), Delegate is authorized and directed to enter into, on behalf of Fund, such written contracts governing Fund's foreign custody arrangements with such Eligible Foreign Custodians as Delegate deems appropriate.

5.   Monitoring of Eligible Foreign Custodians and Contracts
     -------------------------------------------------------

     In each case in which Delegate has exercised the authority delegated under this Agreement to place Assets with an Eligible Foreign Custodian, Delegate is authorized to, and shall, on behalf of Fund, establish and maintain a system to Monitor the appropriateness of maintaining Assets with such Eligible Foreign Custodian. In each case in which Delegate has exercised the authority delegated under this Agreement to enter into a written contract governing Fund's foreign custody arrangements, Delegate is authorized to, and shall, on behalf of Fund, establish a system to Monitor the appropriateness of such contract.

6.   Guidelines and Procedures for the Exercise of Delegated Authority
     -----------------------------------------------------------------

     a.   Board's Conclusive Determination Regarding Country Risk
          -------------------------------------------------------

          In exercising its delegated authority under this Agreement, Delegate may assume, for all purposes, that the Board (or Fund's investment advisor, pursuant to authority delegated by the Board) has considered, and pursuant to its fiduciary duties to Fund and Fund's shareholders, determined to accept, such Country Risk as is incurred by placing and maintaining Assets in the jurisdictions to which this Agreement applies. In exercising its delegated authority under this Agreement, Delegate may also assume that Board (or Fund's investment advisor, pursuant to authority delegated by Board) has, and will continue to, Monitor such Country Risk to the extent Board deems necessary or appropriate.

          Nothing in this Agreement shall require Delegate to make any selection or to engage in any Monitoring on behalf of Fund that would entail consideration of Country Risk.

     b.   Selection of Eligible Foreign Custodians
          ----------------------------------------

          In exercising the authority delegated under this Agreement to place Assets with an Eligible Foreign Custodian, Delegate shall determine that Assets will be subject to reasonable care, based on the standards applicable to custodians in the market in which the Assets will be held, after considering all factors relevant to the safekeeping of such assets, including, without limitation;

          i. The Eligible Foreign Custodian's practices, procedures, and internal controls, including, but not limited to, the physical protections available for certificated securities (if applicable), the method of keeping custodial records, and the security and data protection practices;

          ii. Whether the Eligible Foreign Custodian has the financial strength to provide reasonable care for Assets;

          iii. The Eligible Foreign Custodian's general reputation and standing;

          iv. Whether Fund will have jurisdiction over and be able to enforce judgments against the Eligible Foreign Custodian, such as by virtue of the existence of any offices of the Eligible Foreign Custodian in the United States or the Eligible Foreign Custodian's consent to service of process in the United States;

          v. In the case of an Eligible Foreign Custodian that is a banking institution or trust company, any additional factors and criteria set forth in Appendix C to this Agreement; and
                            ----------

     c.   Evaluation of Written Contracts
          -------------------------------

          In exercising the authority delegated under this Agreement to enter into written contracts governing Fund's foreign custody arrangements with an Eligible Foreign Custodian, Delegate shall determine that such contracts provide reasonable care for Assets based on the standards applicable to Eligible Foreign Custodians in the relevant market. In making this determination, Delegate shall ensure that the terms of such contracts comply with the provisions of Rule 17f-5(c)(2).

     d.   Monitoring
          ----------

          In exercising the authority delegated under this Agreement to establish a system to Monitor the appropriateness of maintaining Assets with an Eligible Foreign Custodian and the appropriateness of a written contract governing the Fund's foreign custody arrangements, Delegate shall consider any factors and criteria set forth in Appendix D to this Agreement. If, as a result
                                  ----------
of its Monitoring of Eligible Foreign Custodian relationships hereunder or otherwise, the Delegate determines in its sole discretion that it is in the best interest of the safekeeping of the Assets to move such Assets to a different Eligible Foreign Custodian, the Fund shall bear any expense related to such relocation of Assets, except to the extent such expense results from the negligence, willful misconduct, bad faith or material breach of this Agreement by the Bank.

7.   Standard of Care
     ----------------

     In exercising the authority delegated under this Agreement, Delegate agrees to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of assets of an investment company registered under the Investment Company Act of 1940 would exercise.

8.   Reporting Requirements
     ----------------------

     Delegate agrees to provide written reports notifying Board of the placement of Assets with a particular Eligible Foreign Custodian and of any material change in Fund's foreign custody arrangements. Such reports shall be provided to Board quarterly for consideration at the next regularly scheduled meeting of the Board or earlier if deemed necessary or advisable by the Delegate in its sole discretion.

9.   Provision of Information Regarding Country Risk
     -----------------------------------------------

     With respect to the jurisdictions listed in Appendix A, or added thereto
                                                 ----------
pursuant to Article 3, Delegate agrees to provide annually to Board, such information relating to

Country Risk, and information regarding Securities Depositories, if available, as is specified in Appendix E to this Agreement. Such information relating to
                   ----------
Country Risk shall be updated from time to time as the Delegate deems necessary.

10.  Limitation of Liability.
     -----------------------

          10.1 Notwithstanding anything in this Agreement to the contrary, in no event shall the Bank or any of its officers, directors, employees or agents (collectively, the "Indemnified Parties") be liable to the Fund or any third party, and the Fund shall indemnify and hold the Bank and the Indemnified Parties harmless from and against any and all loss, damage, liability, actions, suits, claims, costs and expenses, including reasonable legal fees, (a "Claim") arising as a result of any act or omission of the Bank or any Indemnified Party under this Agreement, except for any Claim to the extent such Claim results from the material breach of this Agreement by or negligence, willful misfeasance or bad faith of the Bank or any Indemnified Party.


     10.2 The Bank shall indemnify and hold the Fund, its Board of Trustees, officers and employees and its agents harmless from and against any and all Claims to the extent any such Claim arises out of the negligent acts or omissions, bad faith, willful misconduct or material breach of this Agreement by the Bank, its officers, directors or employees or any of its agents or subcustodians in connection with the activities undertaken pursuant to this Agreement, provided that the Bank's indemnification obligation with respect to the acts or omissions of its subcustodians shall not exceed the indemnification provided by the applicable subcustodian to the Bank.

     10.3 Notwithstanding anything to the contrary in this Agreement, in no event shall a party to this Agreement be liable to the other party or any third party for lost profits or lost revenues or any special, consequential, punitive or incidental damages of any kind whatsoever in connection with this Agreement or any activities hereunder.

     10.4 Notwithstanding anything to the contrary in this Agreement, in no event shall a party to this Agreement be liable to the other party or any third party for losses resulting from (i) any acts of God, fires, floods, or other disturbances of nature, epidemics, strikes, riots, nationalization, expropriation, currency restrictions, or insurrection, and (ii) other happenings or events beyond the reasonable control or anticipation of the party effected, provided that (A) the effected party has in place appropriate business resumption procedures, systems and facilities and (B) the effected party uses its best efforts to avoid or remove the cause of such losses.

     10.5 In performing its duties hereunder, the Bank will be entitled to receive and act upon the advice of independent counsel of its own selection, which may be counsel for the Fund.

     10.6 The Bank may rely upon any Proper Instruction which it reasonably believes to be genuine and to be signed or presented by any Authorized Person. The Bank shall not be held to have notice of any change of authority of any Authorized

Person until receipt of appropriate written notice thereof has been received by the Bank from the Fund.

          10.7  In order that the indemnification provisions contained in this
Article 14 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking the indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party seeking indemnification shall give the indemnifying party full and complete authority, information and assistance to defend such claim or proceeding, and the indemnifying party shall have, at its option, sole control of the defense of such claim or proceeding and all negotiations for its compromise or settlement. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent, which consent shall not be unreasonably withheld.


11.  Effectiveness and Termination of Agreement
     ------------------------------------------

     This Agreement shall be effective as of the later of the date of execution on behalf of Board or Delegate and shall remain in effect until terminated as provided herein. This Agreement may be terminated at any time, without penalty, by written notice from the terminating party to the non-terminating party. Termination will become effective 90 days after receipt by the non-terminating party of such notice.

12.  Authorized Representatives and Notices
     --------------------------------------

     The respective Authorized Representatives of Fund and Board, and the addresses to which notices and other documents under this Agreement are to be sent to each, are as set forth in Appendix F. Any Authorized Representative of a
                                  ----------
party may add or delete persons from that party's list of Authorized Representatives by written notice to an Authorized Representative of the other party.

13.  Governing Law
     -------------

     This Agreement shall be constructed in accordance with the laws of the State of New York without regard to principles of choice of law.

     [Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.



                                   INVESTORS BANK & TRUST COMPANY


                                   By:    /s/ Kevin Sheehan
                                      ___________________________________
                                   Name:  Kevin Sheehan
                                   Title: President


                                   iShares TRUST


                                   By:    /s/ Nathan Most
                                      ____________________________________
                                   Name:  Nathan Most
                                   Title: President

                              List of Appendices
                              ------------------

       A -- Jurisdictions Covered

       B -- Additional Jurisdictions Covered

       C -- Additional Factors and Criteria To Be Applied in the Selection of
            Eligible Foreign Custodians That Are Banking Institutions or Trust Companies

       D -- Factors and Criteria To Be Applied in Establishing Systems For the
            Monitoring of Foreign Custody Arrangements and Contracts

       E -- Information Regarding Country Risk

       F -- Authorized Representatives

                                  APPENDIX A
                                  ----------

                             Jurisdictions Covered
                             ---------------------

               [delete those countries which are not delegated]

                     Argentina                       Kenya
                     Austria                         Korea
                     Australia                       Latvia
                     Bahrain                         Lebanon
                     Bangladesh                      Lithuania
                     Belgium                         Luxembourg
                     Bermuda                         Malaysia
                     Bolivia                         Mauritius
                     Botswana                        Mexico
                     Brazil                          Morocco
                     Bulgaria                        Namibia
                     Canada                          Netherlands
                     Chile                           New Zealand
                     China                           Norway
                     Clearstream (Cedel)             Oman
                     Colombia                        Pakistan
                     Costa Rica                      Panama
                     Croatia                         Papua New Guinea
                     Cyprus                          Peru
                     Czech Republic                  Philippines
                     Denmark                         Poland
                     Ecuador                         Portugal
                     Egypt                           Romania
                     Estonia                         Russia
                     Euroclear                       Singapore
                     Finland                         Slovak Republic
                     France                          Slovenia
                     Germany                         South Africa
                     Ghana                           Spain
                     Greece                          Sri Lanka
                     Hong Kong                       Swaziland
                     Hungary                         Sweden
                     Iceland                         Switzerland
                     India                           Taiwan
                     Indonesia                       Thailand
                     Ireland                         Turkey
                     Israel                          Ukraine
                     Italy                           United Kingdom
                     Ivory Coast                     Uruguay
                     Japan                           Venezuela
                     Jordan                          Zambia
                     Kazakhstan                      Zimbabwe

                                  APPENDIX B
                                  ----------

                       Additional Jurisdictions Covered
                       --------------------------------



       Pursuant to Article 3 of this Agreement, Delegate and Board agree that the following jurisdictions shall be added to Appendix A:



                          [insert additional countries]



INVESTORS BANK & TRUST COMPANY


By:  ___________________________________

Name:

Title:


[FUND]


By:____________________________________

Name:

Title:



DATE:  ______________________________

                                  APPENDIX C
                                  ----------

                 Additional Factors and Criteria To Be Applied
                in the Selection of Eligible Foreign Custodians
               That Are Banking Institutions or Trust Companies
               ------------------------------------------------


     In addition to the factors set forth in Rule 17f-5(c)(1), in selecting Eligible Foreign Custodians that are banking institutions or trust companies, Delegate shall consider the following factors, if such information is available (check all that apply):



_________  None


_________  Other (list below):

                                  APPENDIX D
                                  ----------

                      Factors and Criteria To Be Applied
               in the Establishing Systems For the Monitoring of
                  Foreign Custody Arrangements and Contracts
                  -------------------------------------------


     In establishing systems for the Monitoring of foreign custody arrangements and contracts with Eligible Foreign Custodians, Delegate shall consider the following factors, if such information is available:


     1.  Operating performance
     2.  Established practices and procedures
     3.  Relationship with market regulators
     4.  Contingency planning

                                  APPENDIX E
                                  ----------

                      Information Regarding Country Risk
                      ----------------------------------

     To aid the Board in its determinations regarding Country Risk, Delegate will furnish Board annually with respect to the jurisdictions specified in
Article 3, the following information:


1.   Copy of Addenda or Side Letters to Subcustodian Agreements

2.   Legal Opinion, if available, with regard to:

     a)  Access to books and records by the Fund's accountants

     b)  Ability to recover assets in the event of bankruptcy of a custodian

     c)  Ability to recover assets in the event of a loss

     d)  Likelihood of expropriation or nationalization, if available

     e)  Ability to repatriate or convert cash or cash equivalents

3.   Audit Report

4.   Copy of Balance Sheet from Annual Report

5.   Summary of Central Depository Information

6.   Country Profile Matrix containing market practice for:

     a)  Delivery versus payment

     b)  Settlement method

     c)  Currency restrictions

     d)  Buy-in practice

     e)  Foreign ownership limits

     f)  Unique market arrangements

7.   Information Regarding Securities Depositories

     a)  Whether use is voluntary or compulsory

     b)  Ownership

     c)  Operating History

     d)  Established rules, practices and procedures

     e)  Membership

     f)  Financial strength

     g)  Governing regulatory body

                                  APPENDIX F
                                  ----------
                          Authorized Representatives
                          --------------------------


The names and addresses of each party's authorized representatives are set forth below:

       A.  Board


       With a copy to:


       B.  Delegate

       Investors Bank & Trust Company
       200 Clarendon Street
       P.O. Box 9130
       Boston, MA 02117-9130
       Attention:  _______________, Director, Client Management
       Fax: (617) 330-6033

       With a copy to:

       Investors Bank & Trust Company
       200 Clarendon Street
       P.O. Box 9130
       Boston, MA 02117-9130
       Attention:  John E. Henry, General Counsel
       Fax:  (617) 946-1929